[TEMPLE-INLAND INC. LOGO]

NEWS
RELEASE--------------------------------------------

FOR IMMEDIATE RELEASE
CONTACT:  DOYLE R. SIMONS
          (512) 434-3737

           TEMPLE-INLAND INC. TO INDEFINITELY SHUTDOWN
                MOUNT JEWETT PARTICLEBOARD PLANT


     AUSTIN, TEXAS, APRIL 15, 2003 -- Temple-Inland Inc. today announced the indefinite shutdown of its Mount Jewett, PA particleboard plant.

     The company temporarily curtailed production at this plant in March and has now made the decision to indefinitely shutdown the plant due to continued weak market conditions. This decision will be re-evaluated when market conditions improve. The plant has an annual production capacity of 200 million square feet. Customers previously supplied by the Mount Jewett plant will be serviced by other Temple-Inland Inc. facilities.

     "The decision to suspend operations at Mount Jewett particleboard is a difficult one. However, continuing to run the operation under current market pressures and economic conditions is not economically feasible," said Jack C. Sweeny, Temple-Inland group vice president - building products.
"Primary markets for this plant, including the ready-to-assemble furniture industry, have been negatively affected by foreign competition."

     The shutdown will affect approximately 120 employees. "We deeply regret the impact on affected employees. The company will offer access to multiple resources to assist in the transition," concluded Sweeny.

     Temple-Inland Inc. is a major manufacturer of corrugated packaging and building products, with a diversified financial services operation. The Company's 2.1 million acres of forestland are certified as managed in compliance with ISO 14001 and in accordance with the Sustainable Forestry Initiative (SFISM) program of the American Forest & Paper Association to ensure forest management is conducted in a scientifically sound and environmentally sensitive manner. Temple-Inland's common stock (TIN) is traded on the New York Stock Exchange and the Pacific Exchange. Temple-Inland's address on the World Wide Web is www.templeinland.com.

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Temple-Inland Inc.                A forest resource company
P.O. Box 40                       with major interests in
Austin, Texas 78767               corrugated packaging, building
                                  products and financial services
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     This release contains forward-looking statements that
     involve risks and uncertainties. The actual results achieved by Temple-Inland may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include general economic, market, or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Temple-Inland and its subsidiaries; competitive actions by other companies; changes in laws or regulations; the accuracy of certain judgments and estimates concerning the integration of Gaylord into the operations of the company; the accuracy of certain judgments and estimates concerning the company's consolidation and supply chain initiatives; and other factors, many of which are beyond the control of Temple-Inland and its subsidiaries.